EXHIBIT 99.1

             US Automotive Manufacturing Inc. Announces Pending Sale


TAPPAHANNOCK, Va. - January 23, 2001 - US Automotive Manufacturing, Inc. and its wholly-owned subsidiaries, US Automotive Friction, Inc., and Quality Automotive Company (collectively the "Company"), announced that they have entered into an Asset Purchase Agreement for the sale of all of their assets to FDP Virginia, Inc. In order to effectuate the proposed sale, the Company late yesterday afternoon filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The proposed sale of such assets, if approved, would be free and clear of all liens, claims and encumbrances. The proceeds of sale are not expected to be sufficient to repay the Company's senior secured lender in full. FDP Virginia, Inc. is a subsidiary of Friction Division Products, Inc. and W&W Electronics, Limited. The Company has filed a motion for approval of the sale under Section 363 of the Bankruptcy Code and anticipates a hearing to be conducted thereon within approximately thirty (30) days. It is expected that closing of the sale will take place within fifty-five (55) days of the filing of the bankruptcy petition. The closing is subject to normal and customary conditions, and requires Bankruptcy Court approval.

     The Company has also announced that it has reached an agreement with its lenders to provide additional borrowing ability under a debtor-in-possession loan facility which will again allow the Company to purchase new inventory and operate the business in the ordinary course in order to satisfy the Company's customers' and employees' needs through the anticipated date of closing of the proposed sale.

CONTACT:  US Automotive Manufacturing, Inc.
          Martin Chevalier, 804-443-5356